AMENDMENT to
TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT AGREEMENT, effective as of July 1,2008, by and among each of the entities listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “State Street”).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into a Transfer Agency and Service Agreement dated August 15, 2003, as amended, modified and supplemented from time to time (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as transfer agent, dividend disbursing agent and agent in connection with certain other activities under the Transfer Agency and Service Agreement; and

WHEREAS, the Funds have requested that State Street amend the Transfer Agency and Service Agreement to reflect among other things, modifications to the existing fee and operational arrangements between the Funds and State Street, and State Street has agreed to do so as an accommodation to the Funds notwithstanding that as amended, the Transfer Agency and Service Agreement is not identical to the form of transfer agency and service agreements customarily entered into by State Street as transfer agent, in order that the services to be provided to the Funds by State Street, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.           Amendments.

(a)           The previous Appendix A is deleted and replaced with a new Appendix A attached hereto, as the same may be amended from time to time.

(b)           The first sentence of Section 11.1 of the Transfer Agency and Service Agreement is hereby deleted in its entirety and replaced with the following “For the services rendered by the Bank hereunder, the Funds will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time.”

(c)           Section 22 of the Transfer Agency and Service Agreement is hereby amended to update the notice addresses for the Funds and State Street, as follows and to delete the requirement that a copy of notices to the Funds be provided to EOS Fund Services LLC:

To the Funds:

c/o TIFF Advisory Services, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA  19428
Attention:  Chief Executive Officer
With a copy to:  Richelle S. Maestro
Telephone: 610-684-8000
Facsimile: 610-684-8080

To the Bank:

STATE STREET BANK AND TRUST COMPANY
John Hancock Tower
200 Clarendon Street, JHT
Boston, Massachusetts 02116
Attention Andrew Stewart
Telephone: 617-937-8125
Facsimile:  617-662-3805

2.           Miscellaneous.

(a)	Except as amended hereby, the Transfer Agency and Service Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)           The obligations of each Fund shall be several and not joint.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EACH ENTITY LISTED ON APPENDIX A HERETO

By:	/s/ Richelle S. Maestro

Name	Richelle S. Maestro

Title	Authorized Agent

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Stephen A. DeSalvo

Name	Stephen A. DeSalvo

Title	Senior Vice President

/s/ Francis Koudelka

Francis Koudelka

Senior Vice President

APPENDIX A

FUNDS

TIFF INVESTMENT PROGRAM, INC., on behalf of
TIFF U.S. EQUITY FUND
TIFF INTERNATIONAL EQUITY FUND
TIFF SHORT-TERM FUND
TIFF MULTI-ASSET FUND

TIFF ABSOLUTE RETURN POOL
TIFF ABSOLUTE RETURN POOL II